AGREEMENT OF SALE
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     THIS AGREEMENT OF SALE (this "Agreement") made the 28th day of January, 2002 by and between PIDC FINANCING CORPORATION, a Pennsylvania non-profit corporation ("Owner") QFAC, LLC, a Delaware limited liability company ("QFAC") successor in interest by merger to QF ACQUISITION CORP. ("QF"), a Delaware corporation ("Equitable Owner") and PINNACLE FOODS, INC., a Pennsylvania corporation ("Buyer"). Owner and Equitable Owner shall collectively be referred to as "Seller".

                              W I T N E S S E T H:
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     A. Owner is owner in fee of a certain parcel of real property situated at 5501 Tabor Road (also known as 5501 E. Tabor Road) in the City of Philadelphia, Commonwealth of Pennsylvania, Registry Number 140N20-33 and 140N21-112, consisting of approximately 10.25 acres and containing two buildings consisting of an aggregate of 145,000 square feet as more fully described in Exhibit "A" attached hereto and made a part hereof ("Property").

     B. Owner and Quality Foods, L.P. are parties to an Installment Sale Agreement dated May 25, 1995. The Installment Sale Agreement was assigned to QF pursuant to an Assignment of Installment Sale Agreement dated December 31, 1996, and recorded February 28, 1997 in the office of the Recorder of Deeds for the City of Philadelphia in Deed Book JTD 242 Page 190. QF merged with and into QFAC pursuant to a Certificate of Merger of QF Acquisition Corp. with and into QFAC, LLC filed with the State of Delaware on June 28, 1999 ("Merger").

     C. Seller desires to sell and Buyer desires to acquire the Property subject to the terms and conditions hereinafter set forth herein.

     D. QFAC has filed a petition for relief under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Case") in the United States Bankruptcy Court for the Central District of California ("Bankruptcy Court"). Equitable Owner and Buyer have agreed that promptly after the filing of the Bankruptcy Case, the Equitable Owner will petition the Bankruptcy Court for an "Order" as defined in
Section 6(a) herein approving the sale of the Premises to the Buyer pursuant to the terms of this Agreement.

     NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Sale of Premises. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Property, together with all buildings, structures, fixtures and improvements thereon and the appurtenances thereto including all easements, interests and other rights which are appurtenant thereto and all personal property owned by Owner or Equitable Owner or any affiliates of Equitable Owner and located at the Property (collectively with the Property, "Premises"). The personal property shall include but in no way be limited to the items set forth in Exhibit "C" attached hereto and made a part hereof, which may be modified in writing by Equitable Owner and Buyer.

     2. Purchase Price. The purchase price for the Premises shall be Two Million Dollars ($2,000,000.00) (the "Purchase Price") and shall be paid as follows:

          (a) A deposit, which shall not become the property of the Seller until after the completion of Settlement (as hereinafter defined), in the amount of Two Hundred Thousand Dollars ($200,000.00) shall be delivered to Escrow Holder (as hereinafter defined) within five (5) business days of the Effective Date (as hereinafter defined); and

          (b) The balance of the Purchase Price shall be paid at Settlement by certified, treasurer's or title company or agency check, or by wire transfer of immediately available Federal funds.

All sums paid by Buyer in accordance with subsection (a) of this Section 2, and any additional amount deposited by Buyer shall be referred to as the "Deposit." The Deposit shall be held in escrow by Colliers International, L&A, 399 Market Street, Philadelphia, PA (the "Escrow Holder"), in accordance with the laws of the Commonwealth of Pennsylvania and the provisions of this Agreement. The parties hereto direct Escrow Holder to place the Deposit in an interest-bearing account in a Federally insured bank or savings and loan association (or such other interest-bearing investment instrument(s) as the Buyer may select). At the completion of Settlement, the Deposit, together with any interest earned thereon, shall be credited against the Purchase Price. If this Agreement is terminated pursuant to Section 12 hereof, the Deposit, together with any interest earned thereon, shall be paid to Seller in accordance with the provisions of Section 12. If this Agreement is terminated for any other reason, the Deposit, together with any interest earned thereon, shall be promptly released to Buyer. The Deposit shall at all times remain the property of Buyer and shall only become the property of Seller upon completion of Settlement in accordance with the terms of this Agreement or pursuant to Section 12 hereof. Escrow Holder shall charge no fees for its services as Escrow Holder.

     3. Condition of Title.

          (a) Fee simple title to the Premises shall be conveyed to Buyer in accordance with all of the provisions of this Agreement, and such title shall be
(i) good and marketable and free and clear of all liens, assessments, restrictions, judgments, encumbrances, easements, leases, tenancies, options to purchase, agreements to purchase (other than this Agreement), claims or rights of use or possession and other title objections or exceptions including any lien or future claim for materials or labor supplied in improvement of the Premises or for taxes or assessments, except for "Permitted Liens" listed on Exhibit "B" attached hereto and made a part hereof as such shall be modified in accordance with Subsection (a)(i) immediately below, and (ii) insurable as aforesaid at regular rates not including any endorsement costs by Commonwealth Land Title Insurance Company or any other reputable title insurance company selected by Buyer (the "Title Insurer").

               (i) Buyer shall order a title report on the Property promptly after the Effective Date and within ten (10) days after receipt of such title report Buyer shall deliver to Seller a copy thereof, accompanied by a written notice as to which title exceptions are acceptable to Buyer. Those title exceptions which Buyer states are acceptable shall be added to Exhibit "B."

          (b) Seller shall use best efforts to cause title to the Property to conform to the requirement set forth above. If Seller determines that it cannot or will not deliver title as requested by Buyer, Seller shall notify Buyer and Buyer shall have the option of either:

               (i) Taking such title as Seller can or will cause to be conveyed and waiving the unfulfilled condition, without abatement of the Purchase Price (except that any mortgages, judgments, or other monetary liens affecting the Premises that can be cured forthwith by the payment of money shall be paid and discharged from the Purchase Price, and Buyer may so apply the Purchase Price), whereupon the parties hereto shall complete the transaction herein contemplated and the provisions relating to the condition of title shall be deemed waived by Buyer; or

               (ii) Terminating this Agreement by giving notice to Seller, whereupon the Deposit, together with any interest earned thereon, shall be promptly released to Buyer, and thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder, except for rights, liabilities, or obligations, if any, which expressly survive this Agreement.

          (c) Anything in this Section 3 to the contrary notwithstanding, if title to the Premises cannot be conveyed by Seller to Buyer at Settlement in accordance with the requirements of this Agreement by reason of Seller's affirmative act following execution of this Agreement by Seller and resulting in a failure to comply with any term, covenant, condition or provision contained herein relating to the condition of title, or if Seller shall enter into any recorded or unrecorded contracts with respect to the Premises (other than amendments to this Agreement), seek any zoning changes or other governmental approvals with respect to the Premises, or do anything which would adversely affect the condition of title to the Premises from and after the date of this Agreement through the completion of Settlement, all without first obtaining Buyer's prior written consent in each instance, which consent shall not be unreasonably withheld or delayed, then Buyer shall, in addition to having the right to exercise the foregoing options, be entitled to pursue any other remedy available to Buyer at law or in equity. It shall be Seller's obligation to deliver to the Title Insurer any owner's affidavit which the Title Insurer may reasonably request as a condition of granting the title insurance described herein, taking into consideration the pending Bankruptcy Case.

     4. Survey.

          (a) Buyer may, at its sole cost and expense, obtain a survey of the Premises (the "Survey"). Buyer, within ten (10) days after the receipt of such survey, but in all events prior to the expiration of the Due Diligence Period, shall deliver a copy thereof to Seller, accompanied by a written notice as to any objections Buyer has to the survey.

          (b) If the Survey is unsatisfactory to Buyer, then Buyer shall so notify Seller prior to the expiration of the Due Diligence Period (as hereinafter defined), and Buyer shall have the option of either:

               (i) Waiving the defect or defects revealed by the Survey, without abatement of the Purchase Price, whereupon the parties hereto shall complete the transaction herein contemplated and the provisions relating to the Survey shall be deemed waived by Buyer; or

               (ii) Terminating this Agreement by giving notice to Seller, whereupon the Deposit, together with any interest earned thereon, shall be promptly released to Buyer, and thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder, except for rights, liabilities, or obligations, if any, which expressly survive this Agreement.

     5. Due Diligence. Buyer shall have a period from the Effective Date through the date which is sixty (60) days thereafter (the "Due Diligence Period") to conduct due diligence investigations and analysis of the Premises and to obtain and evaluate all information pertaining to the Premises. If Buyer, in its sole discretion, determines that it does not desire to acquire the Premises due to its findings during the Due Diligence Period, Buyer shall so notify Seller by 5:00 p.m. Eastern Standard Time on the last day of the Due Diligence Period. Upon the giving of such notice, the Deposit, together with any interest earned thereon, shall be promptly released to Buyer; and thereafter neither party hereto shall have any further rights, liabilities or obligations hereunder, except for rights, liabilities, or obligations, if any, which expressly survive this Agreement.

     6. Bankruptcy of Equitable Owner.

          (a) Equitable Owner has filed the Bankruptcy Case in the Bankruptcy Court and shall and hereby agrees to move the Bankruptcy Court not later than seven (7) days after the Effective Date to approve this Agreement and order the sale of the Premises pursuant to the terms hereof substantially in the form set forth in Exhibit "E" attached hereto and made a part hereof ("Order"). Equitable Owner shall and hereby agrees promptly to amend its Voluntary Petition in the Bankruptcy Case to include as creditors the Departments of (i) Revenue and Industry and (ii) Labor of the Commonwealth of Pennsylvania (collectively "PA Depts."). Seller shall serve notice to approve the sale of the Premises pursuant to the terms hereof and the proposed Order on the PA Depts. and file with the Bankruptcy Court a Certificate of Service that such notice has been served on the PA Depts. If the Bankruptcy Court does not enter the Order substantially in the form set forth in Exhibit "E" (as it may be modified by mutual consent of the parties prior to Settlement), on or before thirty-eight (38) days after the Effective Date, the Buyer may terminate this Agreement at any time after said thirty-eighth (38th) day whereupon the Deposit, together with any interest earned thereon, shall be promptly released to Buyer and thereafter neither party hereto shall have any further rights, liabilities, or obligations hereunder except for rights, liabilities, or obligations, if any, which expressly survive this Agreement.

          (b) Equitable Owner covenants and agrees to seek entry of the Order on an expedited basis and to use its best efforts to obtain the entry thereof as quickly as possible. Owner agrees to consent to, join in, and execute such documents as may be reasonably necessary in order to obtain the entry of the Order.

          (c) The Motion for approval of the Agreement filed with the Bankruptcy Court shall (a) allow higher and better offers than that set forth in this Agreement to be submitted to the Bankruptcy Court, (b) establish bidding procedures for the sale of the Premises; (c) require any person presenting a competing offer to immediately deposit with the Seller a cash deposit in the amount of Two Hundred Thousand Dollars ($200,000.00); (d) require any competing offer to be in the amount of at least Two Million Two Hundred Thousand Dollars ($2,200,000); (e) allow the Buyer a reasonable opportunity to exceed the terms of any competing offer for the Premises; and (f) allow the Seller to pay to the Buyer a break-up fee in the amount of Seventy-Five Thousand Dollars ($75,000) should the Buyer not be the successful bidder for the purchase of the Premises to reimburse the Buyer's expenses and fees related to its due diligence and the preparation of this Agreement.

     7. Conditions of Buyer's Obligations. The obligation of Buyer under this Agreement to purchase the Premises from Seller is subject to the satisfaction, unless waived by Buyer, at Settlement (or sooner if required) of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement):

          (a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of Settlement as though such representations and warranties were made at and as of Settlement;

          (b) Seller shall have performed, observed and complied with all covenants, obligations, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement;

          (c) Buyer shall have obtained, during the Due Diligence Period, a written commitment for financing with which to acquire, refurbish, and equip the Premises which satisfy the following requirements:

         (i)      Minimum Loan Amount                                      Minimum Term            Maximum Interest Rate
                  -------------------                                      ------------            ---------------------

         Lower of 50% of Buyer's equipment cost or        $   500,000         5 years                  60% of prime rate
         Lower of 50% of eligible project cost or         $ 1,250,000        15 years                  70% of prime rate
         Lower of 40% of total project cost or            $   500,000        20 years                  60% of prime rate
                                                          -----------
              Total Minimum Loan Amount                   $ 2,250,000

               (ii) Buyer shall promptly seek a written financing commitment from a reputable lender which satisfies the requirements set forth in subsection
(c)(i). If Buyer has not received a written commitment by the last day of the Due Diligence Period (the "Commitment Date").

               (iii) Upon its receipt of a financing commitment with respect to the Premises, Buyer will promptly provide a copy to Seller.

               (iv) Should a financing commitment which satisfies the requirements set forth in subsection (c)(i) not be obtained by the Buyer by the Commitment Date, or not be legally binding through the Settlement Date, or contain any other condition with which Buyer cannot comply, then Buyer shall have the option to terminate this Agreement by giving written notice to Seller. In the event Buyer terminates this Agreement for any of these reasons, then the Deposit shall be released to Buyer within five days of the written notice of termination and neither party hereto shall have any further rights, liabilities, or obligations hereunder except for rights, liabilities or obligations, if any, which expressly survive this Agreement.

               (v) Seller agrees to cooperate with Buyer's lender, title insurer, appraiser, insurance agent and other authorized agents, and to permit inspections by authorized appraisers, reputable inspectors, contractors, and/or Buyer as may be required by the lender, title insurer, appraiser or insurance carrier.

          (d) The Title Company shall have committed to issue a title insurance policy which complies with the requirements of Section 3;

          (e) The Bankruptcy Court shall have entered the Order in form and substance reasonably satisfactory to Buyer;

          (f) Buyer shall have obtained tax abatements with respect to the Property reasonably acceptable to Buyer within the Due Diligence Period.

     8. Covenants. Seller covenants and agrees:

          (a) that on or before the date which is fifteen (15) days after the Effective Date, Seller shall deliver to Buyer, to the extent not previously delivered:

               (i) The latest as-built plans or surveys of the Premises if in Seller's possession;

               (ii) Copies of the floor plans of all buildings on the Premises if in Seller's possession;

               (iii) Copies of all the latest environmental reports with respect to the Premises if in Seller's possession; and

               (iv) Copies of the latest title commitment and title policy with respect to the Premises if in Seller's possession.

               (v) Evidence that Equitable Owner has filed all required documents with the State of Delaware and the Commonwealth of Pennsylvania to effectuate the Merger in each such jurisdiction.

          (b) to cooperate with and not to raise any objection to Buyer's efforts to obtain all applicable governmental approvals for the Premises, and all related building permits, variances, exceptions and any other governmental action or approvals with respect to the Premises during the period between execution hereof and Settlement hereunder and Seller shall execute and join in (and voice no objections to) any applications to any governmental bodies for any lawful approvals deemed necessary by Buyer with respect to the Premises.

     9. Settlement. Subject to the conditions set forth herein, settlement hereunder ("Settlement") shall take place three (3) days following the expiration of the Due Diligence Period, providing that the Order by the Bankruptcy Court has been entered and that the Order shall be at that time a final non-appealable Order of the Bankruptcy Court. For purposes of this Agreement, a final non-appealable Order of the Bankruptcy Court shall mean an Order which is not subject to a motion for reconsideration, a motion for stay pending appeal, or one as to which a notice of appeal has been filed, and as to which the time period to seek reconsideration, stay or appeal has expired and as to which no motion to extend the time within which to seek reconsideration, stay or appeal has been filed. If on the date for Settlement as set forth above the Order is not then a final, non-appealable Order of the Bankruptcy Court, then Settlement shall take place as promptly thereafter as the Order has become a final, non-appealable Order of the Bankruptcy Court, subject, however, to the time limitations set forth elsewhere in this Agreement.

     10. Provisions With Respect to Settlement. At Settlement, Seller shall deliver, or cause to be delivered, to Buyer, at Seller's sole cost and expense, each of the following:

          (a) A Special Warranty Deed conveying title to the Premises subject to the Permitted Liens duly executed and acknowledged by Seller in proper recordable form.

          (b) A Bill of Sale without warranty, conveying title to the personal property described in Section 1 hereof.

          (c) Possession of the Premises, unoccupied and free and clear of any leases, tenancies, claims to or rights of use or possession.

          (d) The Affidavit or Qualifying Statement required pursuant to the terms of Section 18 hereof.

          (e) Affidavits and other documents as are reasonably required by the Title Insurer for (i) the elimination of any standard or printed exceptions in Section B-1 of Buyer's Title Insurance Commitment, and (ii) the satisfaction of any Internal Revenue Service disclosure and reporting requirements, including, but not limited to, Form 1099B. All such affidavits and other documents shall be in form and substance reasonably satisfactory to Buyer and Buyer's Title Insurer.

          (f) Originals of the following instruments (or copies if originals are unavailable, except where originals are specified below), all certified by Seller as true and complete:

               (i) To the extent legally assignable, an assignment of all certificates of occupancy (and any required governmental approvals in connection with the transfer of the Premises), licenses, plans permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Premises;

               (ii) All documents, plans and surveys in Seller's possession or control with respect to the Premises;

               (iii) To the extent that Seller can produce, each bill for unpaid real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid); and

               (iv) All assignable guaranties and warranties in Seller's possession.

          (g) To the extent not previously delivered, all keys to the Premises (and each part thereof), all combinations to locks located at the Premises, all codes and passwords to all security systems at the Premises, all plans, specifications, as-built drawings, surveys, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Premises or any portion thereof in the possession of Seller or any property manager(s).

          (h) Owner's Articles of Incorporation, By-Laws, a current good standing certificate from the Commonwealth of Pennsylvania and resolutions approving the transaction contemplated by this Agreement. Equitable Owner's Certificate of Formation, By-Laws, resolutions approving the transaction contemplated by this Agreement and evidence that the Merger has been properly filed in the State of Delaware and the Commonwealth of Pennsylvania certified by the Secretary of State of each such jurisdiction.

          (i) A copy of the Order certified as a true and correct copy by the Clerk of the Bankruptcy Court.

          (j) A certificate from an executive officer of the Equitable Owner that such officer has reviewed the representations and warranties set forth in Sections 19(a) and 20 hereof and has no reason to believe that any of them is not true and correct.

          (k) All additional documents that may be necessary or appropriate to carry out the provisions of this Agreement, including without limitation, all easements to be granted to Buyer hereunder in recordable form.

     11. Taxes; Apportionments.

          (a) All realty transfer taxes hereunder (if any) imposed on or arising in connection with this transaction shall be shared equally by Seller and Buyer and shall be paid at Settlement. Buyer shall pay the costs of all title insurance and endorsements.

          (b) Real estate taxes, water and sewer rentals (if any) and all other apportionable charges fairly allocable to the Premises (provided the Premises are not separately assessed for such purposes) shall be prorated as of Settlement on a per diem basis, and such apportionments shall be made, where applicable, with relation to the fiscal year or billing period, as applicable, of the levying authority.

          (c) Seller, at its sole cost and expense, may protest any taxes it has paid prior to Settlement and Seller shall have the right to retain any such tax refunds attributable to taxes paid by Seller on the Premises prior to Settlement as a result of Seller's contesting such taxes.

     12. Buyer's Default. Should Buyer fail to proceed to Settlement if required to do so under the terms or conditions of this Agreement and such failure is not the result of Seller's default hereunder, then the Deposit shall be paid to and retained by Seller as liquidated and agreed damages for such breach, which shall be Seller's sole and exclusive right and remedy for such breach, whereupon this Agreement shall become null and void, and thereafter neither party hereto shall have any further rights, liabilities or obligations hereunder (excepting the obligations of Buyer and Seller expressly surviving any termination hereof).

     13. Inspection, Tests, Surveys, etc.

          (a) Buyer or its designees may, at Buyer's sole cost and expense, enter the Premises at all reasonable times while this Agreement remains in full force and effect for the purposes of conducting such inspections, measurements, surveys, engineering studies, architectural studies and reports, zoning, traffic and air quality studies, utilities investigations (including, but not limited to, availability and capacity), soil and sub-surface tests and analyses, environmental assessments, and Phase I and Phase II environmental audits, and for making or obtaining reports with respect to any of the foregoing as Buyer deems appropriate. Buyer may also conduct discussions with the appropriate local, state and Federal agencies, authorities and governmental bodies regarding Buyer's proposed use of the Premises. All such action taken by or on behalf of Buyer pursuant to this Section 13 shall be in accordance with all applicable laws, rules and regulations of the appropriate governmental authorities having jurisdiction. Buyer agrees to repair any damage caused to the Premises due to Buyer's or its designee's entry onto the Premises.

          (b) Each of Buyer's designees shall provide evidence that it maintains general liability insurance. Buyer shall obtain combined single limit liability insurance for bodily injury and property damage for $1,000,000 per occurrence and $2,000,000 aggregate, and if requested, shall provide Seller with a certificate evidencing such insurance. Buyer shall indemnify, defend and hold harmless Seller from and against any and all loss, liability, damages, costs and expenses, including reasonable attorney fees, in connection with Buyer or Buyer's designees entry on to the Premises except such as is caused by Seller's gross negligence.

     14. Condemnation. In the event of the taking of all or any portion or portions of the Premises by eminent domain proceedings or the commencement of any such proceeding at any time prior to the completion of Settlement, Seller shall promptly notify Buyer and provide Buyer with copies of all pleadings, agreements, and other documents pertaining thereto in Seller's possession. Buyer shall have the right, at Buyer's sole option, to terminate this Agreement by giving notice to Seller within fifteen (15) days after Seller has notified Buyer of the taking or commencement of such a proceeding, as the case may be. If this Agreement is so terminated, the Deposit, together with any interest earned thereon, shall be released promptly to Buyer, Buyer shall surrender to Seller, Buyer's copy of this Agreement for cancellation, and this Agreement shall thereupon become null and void and, thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder. If Buyer does not so terminate this Agreement, the Purchase Price for the Premises shall be reduced by the total of any awards or other proceeds received by Seller as of the date of Settlement with respect to any such taking, and at Settlement Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such taking but not received by or an behalf of Seller as of the date of Settlement. Unless Buyer elects to terminate this Agreement as aforesaid, Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to and to contest all offers and awards. The term "awards or other proceeds received by Seller with respect to any such taking" shall also include any payment or other compensation received or to be received by Seller for the granting or dedication of the Premises or any part thereof or any rights, easements or interests therein, in lieu of any condemnation.

     15. Insurance and Risk of Loss.

          (a) Seller shall maintain fire and extended coverage insurance on the Premises until Settlement, but no latter than April 6, 2002. Seller shall promptly provide Buyer with a certificate of insurance to demonstrate compliance with the terms of this subsection (a).

          (b) Loss or damage to the Premises as a result of fire or casualty between the date of this Agreement and the time of Settlement shall be at the risk of Seller. Any loss or damage to the Premises as a result of fire or casualty that cannot be repaired or restored by Seller at its expense prior to Settlement, or in an amount in excess of One Hundred Thousand Dollars ($100,000.00) shall, in all events, entitle Buyer either (i) to terminate this Agreement, whereupon the Deposit, together with any interest earned thereon, shall be promptly released to Buyer and thereafter, neither party shall have any further rights, liabilities or obligations hereunder except for rights, liabilities or obligations, if any, which expressly survive this Agreement, or
(ii) to require the completion of Settlement, in which event Buyer, upon completing Settlement, shall be entitled to a credit for proceeds of any insurance received by Seller on account of any such loss or damage, and to an assignment of all insurance policies and/or proceeds with respect to the Premises, even if such award, compensation or proceeds shall exceed the Purchase Price. If Buyer does not terminate this Agreement as provided for in this
Section 15, Seller shall give Buyer any insurance proceeds received by Seller for Buyer to restore the Premises to its condition existing prior to such loss or damage. Seller shall execute and deliver to Buyer any and all documents required before or after Settlement for payment of the aforesaid to be received by Buyer.

          (c) Subject to the foregoing, Seller shall continue to maintain the Premises in the same manner as it is currently being carried out.

     16. Assessments. Seller shall be responsible to pay for all assessments due on the Premises prior to the completion of Settlement, by reason of work ordered, commenced or completed prior thereto, except for (i) the payments to be made by Buyer under Section 11 hereof and any contributions or assessments arising directly out of Buyer's proposed use of the Premises, and (ii) assessments made against the Property, after the date of this Agreement, on account of the future installation of public sewer facilities by municipal or governmental agencies or authorities, all of which shall be the responsibility of Buyer provided Settlement occurs. If at Settlement the Premises, or any portion or portions thereof, shall be affected by any assessments which are required to be paid by Seller pursuant to the provisions of this Section 16 and which are or may be payable in annual or other installments of which the first installment is then a lien or has been paid, then for the purpose of this Agreement, all of the unpaid installments of any such assessments including those which would become due and payable after Settlement shall be deemed to be due and payable and liened upon the Premises as of the date of Settlement and shall be paid and discharged by Seller at Settlement.

     17. Intentionally Omitted.

     18. Affidavit or Qualifying Statement Regarding FIRPTA. Seller covenants and agrees that Seller shall either (a) execute, with acknowledgment before a notary public, and deliver to Buyer at Settlement an affidavit in the form reasonably acceptable to Buyer (the "Affidavit") confirming that Seller is not a nonresident alien for purposes of United States Income Tax, or, if such is not the case, (b) obtain and deliver to Buyer at Settlement a qualifying statement (the "Qualifying Statement") from the Office of the Secretary of the Treasury (the "Secretary") stating that Seller has reached agreement with the Secretary for the payment of any tax due under The Foreign Investment Real Property Tax Act of 1980, as amended by The Tax Reform Act of 1984 (as so amended, "FIRPTA"), or is exempt therefrom, and that either such tax liability has been satisfied or security has been provided which the Secretary determines to be adequate. In the event that Seller fails to deliver to Buyer at Settlement the Affidavit or the Qualifying Statement then, and in such event, Buyer shall deduct and withhold ten (10%) percent of the Purchase Price and pay such amount so withheld to the Internal Revenue Service pursuant to forms supplied by the Internal Revenue Service pending determination by the Secretary of Seller's tax liability under FIRPTA, and Buyer shall have no liability or obligation to Seller with respect to such sums so withheld. Seller acknowledges Seller's obligation to complete Settlement notwithstanding the deduction and withholding of the aforesaid ten (10%) percent of the Purchase Price.

     19. Representations and Warranties.

          (a) Equitable Owner and Owner, to induce Buyer to enter into this Agreement and to purchase the Premises, represent and warrant to Buyer that:

               (i) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner); (A) there are no leases, tenancies, licenses or other claims or rights of occupancy or use for any portion of the Premises in effect as of the date of this Agreement; (B) there are no rights, options or agreements for the purchase or other transfer of any interest in the Premises, or any part thereof (except pursuant to this Agreement); and (C) there are no adverse or other parties in possession of the Premises or of any part thereof.

               (ii) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) Seller has no knowledge and has received no notice of any proposed assessment for public improvements;

               (iii) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Premises or any portion or portions thereof;

               (iv) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) neither QFAC nor QF has received any notice, invoice, assessment or other document from the Commonwealth of Pennsylvania or the City of Philadelphia as to obligations or liabilities due or owing thereto by QFAC, QF, or Quality Foods L.P. except for notice from the City of Philadelphia as to sales and use taxes due;

               (v) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) there are no violations of any Federal, state, county or municipal law, ordinance, order, rule, regulation, agreement or requirement affecting any portion of the Premises including, but not limited to, violations of any housing, building, zoning, fire, safety, environmental, traffic, flood control or health laws, and no notice of any such violation has been issued by any governmental or quasi-governmental authority;

               (vi) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) there is no suit, action or proceeding pending or, to the knowledge of Seller, threatened against Seller (or either of them) or the Premises before or by any court, administrative agency or other governmental or quasi-governmental authority, which brings into question the validity of this Agreement or the transaction contemplated hereby or otherwise materially affects the Premises;

               (vii) QFAC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and which is the successor in interest to QF pursuant to the Merger. Equitable Seller has the power to sell the Premises pursuant to the terms hereof. QFAC has filed all appropriate merger documents with the State of Delaware and the Commonwealth of Pennsylvania with respect to the Merger. QFAC is qualified to do business in the Commonwealth of Pennsylvania. The execution, delivery and performance of this Agreement by Seller and all other instruments and documents to be executed and delivered by Seller to Buyer hereunder have been duly authorized by all necessary corporate and company action on the part of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against them in accordance with its terms except as the enforceability thereof may be limited by Title 11 of the United States Code and other laws affecting creditors rights;

               (viii) The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof by Seller, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller under, any agreement, indenture or other instrument to which Seller is bound, the organizational documents or By-Laws of either Seller, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

               (ix) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) no commitments have been made or will be made to any governmental, municipal, quasi-governmental or public utility authority or any other individual, entity, organization or group of individuals, relating to the Premises, which would restrict or burden the development of the Premises in any manner, or impose any obligation upon Buyer or its assignee(s), nominee(s), successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Premises (other than pursuant to the Installment Sale Agreement referred to in Recital B and documents related thereto and other than regular or nondiscriminatory local real estate or school taxes assessed against the Premises or any regular or nondiscriminatory fees for building permits, or any other generally-applicable published public laws or ordinances);

               (x) There are no contracts pertaining to the Premises, such as insurance policies, service agreements, management agreements, or garbage equipment or removal agreements, that will be binding upon Buyer pursuant to this Agreement, or upon Settlement;

               (xi) Equitable Owner is a duly authorized and registered limited liability company, qualified to conduct business and in accordance with the laws of the Commonwealth of Pennsylvania and Owner is a duly authorized and registered non-profit corporation, conducting business and in good standing in accordance with the laws of the Commonwealth of Pennsylvania; and

               (xii) To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner) there are no private restrictions or agreements that affect the uses which may be made of the Premises, including, but not limited to, size or cost of buildings, limitations on use or restrictions in regard to heights of buildings, agreements to submit architectural plans to an association, community organization, or other group, provisions requiring improvements, or provisions requiring the joining with others in group actions which are not disclosed in the title report.

          (b) Buyer, to induce Seller to enter into this Agreement and to sell the Premises, represent and warrant to Seller that:

               (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to acquire the Premises pursuant to the terms hereof. The execution, delivery and performance of this Agreement by Buyer been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by Title 11 of the United States Code and other laws affecting creditors rights.

               (ii) The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof by Buyer, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under, any agreement, indenture or other instrument to which Buyer is bound, Buyer's Articles of Incorporation or By-laws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

     20. Environmental Matters.

          (a) Seller, to induce Buyer to enter into this Agreement and to purchase the Premises, represents and warrants to Buyer, as follows:

               (i) To the best of the actual knowledge of Equitable Owner's Chief Financial Officer, the Premises and all operations conducted thereon are now and always have been in compliance with all Federal, state, and local statutes, ordinances, regulations, rules, standards, and requirements of common law concerning or relating to industrial hygiene and the protection of health and the environment (collectively, "the Environmental Laws"); and to the best of the actual knowledge of Equitable Owner's Chief Financial Officer, there are no conditions on, about, beneath. arising from or generated at the Premises which might give rise to liability, the imposition of a statutory lien or require "Response," "Removal" or "Remedial Action," as defined herein, under any of the Environmental Laws. As used in this Agreement, the terms "Response," "Removal" and "Remedial Action" shall be defined with reference to Sections 101(23) - 101(25) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.ss. 9601(23) - 9601(25).

               (ii) Equitable Owner's Chief Financial Officer has no actual knowledge of: (A) any claim, demand, investigation, enforcement, response, removal, remedial or other governmental or regulatory action instituted or threatened against Seller (or either of them) or any part of the Premises pursuant to any of the Environmental Laws; (B) any claim, demand, suit or action made or threatened by any person against Seller (or either of them) or the Premises relating to any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance (as defined below) on, about, beneath, arising from or generated at the Premises or any alleged violation of the Environmental Laws; and (C) any communication to or from any governmental or regulatory agency arising out of or in connection with any Hazardous Substance on, about, beneath, arising from or generated at the Premises, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to Settlement, Seller shall immediately advise Buyer of any of the claims or communications listed in clauses (A), (B), and (C) above and also shall immediately advise Buyer of the discovery of any Hazardous Substance on, about, beneath, arising from or generated at the Premises or the discovery of any condition on, about, beneath, arising from or generated at the Premises which might give rise to liability, the imposition of a statutory lien or require Response, Removal or Remedial Action under any of the Environmental Laws.

               (iii) "Hazardous Substances" have, to the to the best of the actual knowledge of Equitable Owner's Chief Financial Officer, never been used, handled, generated, processed, treated, stored, transported to or from, released, discharged, or disposed of on, about or beneath the Premises (excepting any at trace levels and not requiring remediation). To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial

Officer of the Equitable Owner), there are no transformers containing or contaminated with PCB's or above or underground storage tanks on the Premises. To the best of Seller's knowledge (which shall be the actual knowledge of the Chief Financial Officer of the Equitable Owner), there is no asbestos or asbestos-containing material on the Premises.

          (b) As used in this Agreement, the term "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (i) petroleum, asbestos or polychlorinated biphenyls; (ii) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C.ss.ss. 1317, 1321, Section 101(14) of CERCLA, 42 U.S.C.ss. 9601 or Section 103 of the Pennsylvania Hazardous Sites Cleanup Act, Pa. Stat. Ann. tit. 35ss. 6020.103; (iii) listed in the United States Department of Transportation Hazardous Material Table, 49 C.F.R.ss. 172.101; (iv) defined, designated or listed as a "Hazardous Waste" under Section 1004(3) of the Resource and Conservation and Recovery Act, 42 U.S.C. 9603(5) or Section 103 of the Pennsylvania Solid Waste Management Act, Pa. Stat. Ann. tit. 35 ss. 6018.103; or
(v) regulated under the Pennsylvania Clean Streams Law, Pa. Stat. Ann. tit. 35ss. 691.1-691.1001.

          (c) Equitable Owner shall and hereby agrees to indemnify and hold harmless Buyer from and against any and all manner of actions, causes of action, suits, demands, claims, liabilities, penalties, debts, fines, judgments, forfeitures, losses (including, without limitation, diminution in the value of the Premises or damages for any loss or restriction on the use of the Premises), costs or expenses (including attorneys' fees, consultant fees and expert fees and all of Buyer's expenses of defense) directly or indirectly arising out of or attributable to any breach of the representations and warranties contained in this Section 20. Seller's indemnity obligations under this subsection shall include, without limitation and whether foreseeable or unforeseeable, any and all costs incurred in connection with any investigation of site conditions on, about, beneath or arising from the Premises, any and all costs of any required Response, Removal or Remedial Action, and the preparation and implementation of any plans or reports in connection therewith. Seller's obligations under this paragraph (c) shall survive the completion of Settlement.

     21. Termination of Offer. The offer to purchase set forth herein may be accepted by Seller on or before January 25, 2002, 12:00 noon Eastern Standard Time, and the only satisfactory evidence thereof shall be the delivery by Seller to Buyer of a fully executed copy of this Agreement on or before such date. If this offer to purchase is not accepted by Seller on or before such date, it shall terminate and be of no further force and effect and the Deposit, together with any interest earned thereon, shall be released to Buyer.

     22. Intentionally Omitted.

     23. Maps, Plans, Surveys, etc. To the extent not previously delivered, Seller shall deliver to Buyer, without charge, copies of all plans, maps, surveys, descriptions, title reports, permits, certifications, licenses, approvals, environmental audits, and other documentation respecting the Premises which are in the possession of Seller as of the date of this Agreement, which material shall be returned to Seller by Buyer if Settlement is not completed. If Settlement is completed, Seller agrees to assign to Buyer at Settlement, without charge, all of Seller's rights, titles and interests in and to all such material.

     24. Notices. All notices, statements, demands, requests, consents, communications and certificates from either party hereto to the other shall be made in writing and sent by United States Registered or Certified Mail, return receipt requested, postage prepaid, delivered to Addressee Only, or by courier service with guaranteed overnight delivery addressed as follows:

          (a)  If intended for Equitable Owner:

               c/o Custom Food Products, Inc.
               P.O. Box 1027
               1117 West Olympic Boulevard
               Montebello, CA  90640-5123
               Attention: Carl Walker, Chief Financial Officer

With copies to:

               Michael S. Kogan, Esquire
               Ervin, Cohen & Jessup LLP
               9401 Wilshire Boulevard
               Beverly Hill, CA   90212

               and to:

               Hahn & Hesson, LLP
               350 Fifth Avenue
               New York, NY  10118
               Attention: Gilbert Backenroth, Esquire

          (b)  If intended for Owner:

               2600 Center Square West
               1500 Market Street
               Philadelphia, PA  19102
               Attention:  Joseph J. Aylmer, Sr. Vice President

With copies to:

               Lewis Lipsky, Esquire
               Lipsky & Brandt
               1101 Market Street
               Suite 2820
               Philadelphia, PA  19107

          (c)  If intended for Buyer:

               980 Glasgow Street
               Pottstown, PA  19484
               Attention:  Michael Queen, President

With copies to:

               Steven B. King, Esquire
               Ballard Spahr Andrews & Ingersoll, LLP
               1735 Market Street, 51st Floor
               Philadelphia, PA  19103-7599

Any party may alter the address to which any such communications are to be sent by giving notice of such change of address in accordance with the terms of this
Section 24. Any such notices, statements, demands, requests, consents, communications or certificates shall be deemed received two days after the same is deposited with the United States Postal Service or one day after the same is delivered to a courier service with guaranteed overnight delivery.

     25. No Recording. This Agreement shall not be lodged for recording in any place or office of public record and any action in violation of this provision shall be deemed to be a default hereunder and permit the other party hereto to terminate this Agreement immediately and without further notice; provided, however, that the filing or recording of this Agreement as part of any proceedings instituted in any court of proper jurisdiction to enforce the provisions of this Agreement shall not be deemed to be a breach of this Agreement.

     26. Waiver of Tender. Formal tender of an executed deed and the purchase money each is hereby waived.

     27. Assignment - Nominee; Straw Party. Buyer shall be permitted to assign this Agreement or any of its rights hereunder, or to name nominees to take title to the Premises or any portion or portions thereof; provided that any such assignment prior to the date of Settlement hereunder shall be to an affiliate of Buyer, unless otherwise approved by Seller, which approval shall not be unreasonably withheld or delayed. For purposes of the preceding sentence, an "affiliate" of the Buyer shall mean an entity controlling, controlled by, or under common control with Buyer. Buyer shall not be released of its obligations hereunder unless such obligations are performed by such assignee.

     28. Brokerage.

          (a) Seller and Buyer each represent and warrant to the other that it has not dealt with any broker, agent, finder or other intermediary in connection with the conveyance of the Premises or this Agreement other than Colliers International L&A Seller and Buyer agree to indemnify, defend and hold the other harmless of, from and against any damages, costs, claims, losses or liabilities whatsoever (including reasonable attorney's fees, expenses and court costs) arising from any breach by the other of the foregoing warranties, representations and agreements. Seller shall pay all fees, costs, and commissions due to Colliers International L&A in connection with the sale of the Premises pursuant hereto. Payment of such fees shall be pursuant to a separate written agreement ("Separate Agreement").

          (b) Buyer has not relied upon any representation made by Colliers International L&A relating to or affecting the physical condition of the Property.

          (c) It is understood that Colliers International L&A is the broker and is acting as agent only and will in no case whatsoever be held liable to either party for the performance of any term or covenant of this Agreement or for damages for non-performance thereof.

          (d) Pursuant to the Separate Agreement, Seller hereby agrees to pay Colliers International L&A, Agent, for its services rendered in this transaction, a commission of six (6%) percent of the gross selling price, said commission to be paid if, as and when Settlement occurs.

          (e) Pursuant to the Separate Agreement, in the event Settlement is not made due to no fault of Seller and the moneys paid on account hereof are retained by Seller as assessed and liquidated damages, Colliers International L&A, Agent, shall receive for its services fifty (50%) percent of the said monies retained, and Seller agrees to pay the sum upon such retention.

     29. Recovery Fund Notice. A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

     30. Time of the Essence. The time for Settlement and all other times referred to for the performance of any of the obligations of either party under this Agreement are agreed to be of the essence to this Agreement; and time, wherever mentioned, herein is not to be extended except by consent in writing signed by all parties. Notwithstanding the foregoing, in the event the date established for Settlement, or any date specified for the giving of receipt of any notice, or for the satisfaction of any condition, the expiration of any period or the exercise of any right or option, shall occur on a Saturday, Sunday or legal holiday observed by banking institutions in the City of Philadelphia, the date so specified shall be extended to the next succeeding day which is not a Saturday, Sunday or such legal holiday.

     31. Confirmation of Representations, etc. Any presumption to the contrary notwithstanding, all terms, covenants and conditions contained in this Agreement, which by their nature impliedly or expressly involve performance in any particular after the completion of Settlement, or which cannot be ascertained to have been fully performed until after Settlement is completed, shall survive Settlement. This provision shall be effective as to all such terms, covenants or conditions, notwithstanding that as to some or all of them, it is not expressly stated that they shall survive.

     32. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns. If there shall be more than one Seller, the word "Seller" shall be deemed and taken to mean each and every person or party mentioned as a Seller herein, be the same one or more.

     33. Entire Agreement. This is the entire agreement among the parties hereto regarding the transaction contemplated hereby and there are no other terms, covenants, conditions, warranties, representations or statements, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     34. Headings. The headings incorporated in this Agreement are for convenience and reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof.

     35. Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania.

     36. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

     37. Limited Liability of Owner. It is understood that at no time prior to the date of this Agreement, has the Owner been in possession of the Property. Any representations made by the Owner are made solely in its status of nominal owner of the Property. Owner makes no warranties regarding the physical condition of the Property. The Owner's liability under this Agreement and the contemplated sale hereunder, as nominal owner of the Property, shall be non-recourse only and the sole and exclusive remedy for a breach of this Agreement by the Owner shall be the remedy of specific performance of this Agreement. It is acknowledged that under no circumstances shall the Owner be liable for money damages to Buyer or to Equitable Owner for any breach of this Agreement or damages relating to Buyer's purchase and ownership of the Property. In the event of a conflict between this Section 37 and any other provision of this Agreement, this Section 37 shall control.

     38. Further Assurances. After Settlement, Seller shall promptly execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer's right, title and interest in and to the Premises.

     39. Termination.

          (a) The parties shall use reasonable commercial efforts to satisfy the conditions to their respective obligations hereunder prior to and at Settlement. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Settlement by:

               (i) mutual written consent of all parties; or

               (ii) Buyer, upon written notice to Seller, if either Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect; or

               (iii) Seller, upon written notice to Buyer, if Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; or

               (iv) Any party, upon the issuance of a final injunction enjoining the Settlement of the transactions contemplated herein; or

               (v) On March 31, 2002 if any of the conditions set forth in
Section 7 has not been satisfied or waived before such date without any party's being in breach of this Agreement.

          (b) If this Agreement is terminated pursuant to subsection (a) of this
Section 39, then the Deposit, together with any interest earned thereon, shall be promptly released to Buyer, and thereafter, neither party hereto shall have any further rights, liabilities or obligations hereunder; provided, however, that if such termination is effected pursuant to clause (ii) or (iii) of such subsection (a), and the failure to consummate the transactions contemplated hereby is the result of any of the conditions to the Closing having not been fulfilled by reason of the breach by Seller or by Buyer of their respective covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the party having so breached shall be and remain liable to the other parties on account thereof.

     40. Delivery of Proceeds of Sale. Owner, Equitable Owner and Buyer agree that the proceeds of the Purchase Price shall be paid and distributed in accordance with the provisions of the Order and such payment shall be deemed to be payment to the Seller in accordance with the terms hereof.

     41. Effective Date. The "Effective Date" of this Agreement shall be the date on which this Agreement and all joinders thereto shall have been executed by all appropriate parties. All parties shall execute this Agreement within 48 hours of receipt.

     42. Competing Offer. Buyer shall have the right but not the obligation to increase the Purchase Price set forth in this Agreement on one or more occasions so that the Purchase Price as thus increased exceeds the terms of any competing offer to purchase the Premises. The Debtor shall request the authorization of the Bankruptcy Court to pay the amount of Seventy-Five Thousand Dollars ($75,000.00) referred to in Section 6(c) hereinabove as a "break-up fee" under the terms of this Agreement as part of the Motion to approve the sale of the Property hereunder.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement, under seal.

BUYER:                                        SELLER:

                                              EQUITABLE OWNER

PINNACLE FOODS, INC.                          QFAC, LLC successor in interest to
                                              QF ACQUISITION CORPORATION

By:   /s/ Michael D. Queen                    By:   /s/ Carl Walker
      ------------------------                      ------------------------
Name: Michael D. Queen                        Name:  Carl Walker
      ------------------------                      ------------------------
Title:  President                             Title: Chief Finacial Officer
      ------------------------                      ------------------------
Date:   1/23/02                               Date:    1/27/02
      ------------------------                      ------------------------

                                              OWNER:

                                              PIDC FINANCING CORPORATION

                                              By:    /s/ Robert A. Fina
                                                    ------------------------
                                              Name:  Robert A. Fina
                                                    ------------------------
                                              Title: Senior Vice President
                                                    ------------------------
                                              Date:  1/31/02
                                                    ------------------------

                            JOINDER BY ESCROW HOLDER
                            ------------------------


     On this 1st day of February, 2002, the undersigned, the Escrow
Holder named in the foregoing Agreement of Sale dated January 28, 2002 by and among Pinnacle Foods, Inc. as Buyer,. QFAC, LLC, successor in interest to QF Acquisition Corp, as Equitable Owner, and PIDC Financing Corporation as Owner, intending to be legally bound hereby, acknowledges receipt of the Deposit (as that term is defined in such Agreement) and agrees to keep, observe and perform the terms and conditions of such Agreement relating to the holding and disbursement of the Deposit, together with any interest earned thereon and all additional moneys paid to it in escrow pursuant to the terms and conditions thereof. Escrow Holder shall not incur any liability to anyone for damages, losses, or expenses except for fraud, negligence or willful conversion in respect to any action taken or omitted in good faith. Escrow Holder may tender into the registry of any court of competent jurisdiction any escrow funds if it deems that there is a dispute with respect to the disbursement of such funds. Thereafter, Escrow Holder will be discharged from all further duties and liabilities hereunder. Escrow Holder shall serve without charge for its services as Escrow Holder except for legal expenses incurred in connection with any legal action.

                                               COLLIERS INTERNATIONAL L&A:


                                               By: /s/ George Gordon
                                                  ---------------------------
                                                  Name:   George Gordon
                                                  Title:  Vice-President
                                                  Date:   2/1/02

                                               ADDRESS:  399 Market Street
                                                         Philadelphia, PA  19106

                                   Exhibit "A"

                             DESCRIPTION OF PREMISES
                             -----------------------

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected

SITUATE in the 35th Ward of the City of Philadelphia, described in accordance with an Official Plan of Property (FF-517) made by Joseph P. Muldowney, Surveyor and Regulator of the Eighth Survey District, dated December 5, 1994 as follows:

BEGINNING at a point formed by the intersection of the Northeasterly side of Harrison Street (60 feet wide, legally open) and the Southeasterly side of Tabor Avenue (80 feet wide legally open); thence extending North 39 degrees, 01 minutes, 58 seconds East, along the said Southeasterly side of Tabor Avenue the distance of 266.425 feet to an angle point; thence extending North 41 degrees, 12 minutes, 09 seconds East, continuing along the said Southeasterly side of Tabor Avenue, the distance of 195.000 feet to a point; thence extending South 49 degrees, 43 minutes, 14 seconds East, the distance of 338.734 feet to a point on the Southwesterly right-of-way line of the Philadelphia and Frankford Railroad; thence extending South 34 degrees, 26 minutes, 01 seconds East along the said Southwesterly right-of-way line of the Philadelphia and Frankford Railroad, the distance of 106.467 feet to a point; thence extending South 39 degrees, 03 minutes, 39 seconds West along the Northwesterly right-of-way line of the Philadelphia and Frankford Railroad, the distance of 10.430 feet to a point; thence extending South 34 degrees, 26 minutes, 01 seconds East continuing along the said Southwesterly right-of-way line of the Philadelphia and Frankford Railroad, the distance of 525.959 feet to a point on the Northwesterly side of Whitaker Avenue (73 feet wide, legally open), thence extending South 39 degrees, 10 minutes, 13 seconds West along the said Northerly side of Whitaker Avenue, the distance of 234.840 feet to the point of intersection with the said Northeasterly side of Harrison Street, thence extending North 52 degrees, 10 minutes, 37 seconds West, along the said Northeasterly side of Harrison Street, the distance of 1151.955 feet to the first mentioned point and place of beginning.

BEING known as 5501 Tabor Avenue, also known as 5501 E. Tabor Road.

                                   Exhibit "B"

                             PERMITTED ENCUMBRANCES
                             ----------------------



1. Rights granted to Bell Telephone Company in Deed Book DCC 835, page 438.

                                   Exhibit "C"

                                PERSONAL PROPERTY
                                -----------------

1.   All Refrigeration Equipment and all accessories and manuals.

2. To the extent not leased, the entire in plant and outside CCTV systems including all (32) cameras and controllers. The cameras, monitors and recording equipment of the closed CCTV system are not included to the extent that they have been leased.

3.   Computer 00018 with keyboard, monitor and printer.

4.   All phone equipment, wiring, in building phone system including all phones
(40).

5.   Guardhouse and all equipment thereon.

6.   Keri access system (hooked into computer).

7.   All computer and phone wiring.

8. Fire alarm system including all pull stations, smoke detectors and ammonia sensors.

9.   All fire extinguishers (90).

10. All light fixtures, including specialty lights in slice room and light bulbs whether installed or not and all remote controls.

11.  Exit Signs.

12.  Central Clock System.

13.  Exposed pipes and wires.

14.  All shades, blinds and other window treatments.

15.  In cafeteria - sink and vanity.

16. All lockers and benches including those located in supervisor's area and in locker rooms.

17.  All venting and ducts and related parts and equipment.

18.  Wall mounted coat racks.

19. All doors and keys including overhead doors, fire doors, rollup doors, metal doors, insulated doors, mechanical doors, impact doors, with all equipment and parts.

20.  All toilets, urinals, sinks, plumbing fixtures and bathroom stalls.

21.  All wall partitions.

22.  Intercom System and PA System.

23.  Wall to Wall carpeting.

24.  Wood Banisters.

25.  In upstairs cafeteria: sink, cabinets, dishwasher, hardware, microwave.

26. R&D kitchen: all cabinets, countertops, oven, range and range hood, microwave, dishwasher, trash compactor.

27.  Liebert cooling system.

28.  Security System.

29.  Bullet Proof doors and glass.

30.  HVAC system and all accessories.

31.  Air Cooling System.

32.  Shelving in storage room.

33.  Direct TV System including antenna.

34.  All bathroom plumbing and related accessories.

35.  All Bollards.

36.  Drive thru racks.

37.  Computer Controls for tempering.

38.  Insulated metal panels.

39.  Miscellaneous plastic, cardboard and polysheeting.

40.  Any remaining conveyers.

41.  Metal storage racks.

42.  Stainless steel panels on walls.

42.  Drop Cords.

43.  All outdoor fences and spare parts.

44.  All exterior lighting.

45.  Compressors and motors whether installed or not.

46.  All trash compactors and drains and related equipment and parts.

47.  Fans.

48.  All equipment in Battery Charging Room.

49.  Air Curtains.

50.  Boiler and related maintenance equipment and parts.

51.  CIP System.

52.  Water systems with chemicals, if any, and sink.

53.  Air Compressor.

54. Miscellaneous refrigeration parts and accessories, filters, piping, batteries and parts.

55.  Accumulation tank (outside).

56.  All lab equipment.

57.  Elevator equipment parts and controls.

58.  Ammonia air vent.

59.  Outdoor transformer and racks.

                                   Exhibit "D"

                                BANKRUPTCY ORDER
                                ----------------